As filed with the Securities and Exchange Commission on July 9, 2008
Registration No. 333- 147749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

180 CONNECT INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2650200
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
6501 E. Belleview Avenue
Englewood, Colorado 80111
(303) 395-6000
(Address of Principal Executive Offices, including Zip Code and Telephone Number)

180 Connect Inc. 2007 Long-Term Incentive Plan
Individual Awards Granted by 180 Connect Inc. of Stock Appreciation Rights
(Full Title of the Plan)
David Baker
Senior Vice President
6501 E. Belleview Avenue
Englewood, Colorado 80111
(303) 395-6000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies To:
John A. Laco, Esq.
Christine Tam, Esq.
O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071
(213) 430-6407 — Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     On November 30, 2007, 180 Connect Inc. (the “Company”) filed a registration statement on Form S-8, Registration No. 333-147749 (the “Registration Statement”), relating to 2,167,997 shares of its common stock, par value $0.0001 per share (the “Registered Securities”), which have been reserved for issuance and are issuable pursuant to (i) the Company’s 2007 Long-Term Incentive Plan, as amended from time to time (the “LTIP Plan”) and (ii) the individual awards of stock appreciation rights awarded to certain of the Company’s employees, officers and directors (the “SAR Awards” and together with the LTIP Plan, the “Plans”).
     On April 18, 2008, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with DIRECTV Enterprises, LLC (the “Purchaser”) and DTV HSP Merger Sub, Inc., a wholly owned subsidiary of the Purchaser (“Merger Sub”). In accordance with the terms of the Merger Agreement, on July 9, 2008, the effective date of the Merger, each share of the Company’s common stock, par value $0.0001 per share, outstanding immediately prior to the Merger was cancelled and converted into the right to receive $1.80 in cash.
     Accordingly, the Company hereby removes from registration the Registered Securities that have not been and will not be issued under the Plans. Upon effectiveness hereof, none of the Registered Securities remain registered under the Registration Statement for issuance under the Plans.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo and State of California, on the 9th day of July 2008.

180 CONNECT INC.
By /s/ Keith U. Landenberger
Name:	Keith U. Landenberger
Title:	Senior Vice President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signatures	Title	Date

/s/ Chase Carey Chase Carey	President and Chief Executive Officer	July 9, 2008
/s/ Pat Doyle Pat Doyle	Senior Vice President and Chief Financial Officer	July 9, 2008
/s/ Chase Carey Chase Carey	Director	July 9, 2008

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